EXHIBIT  99.1

FOR RELEASE

Date: July 24, 2020
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA, CGMA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 12th Consecutive Year of Record Net Income
for Fiscal Year Ended June 30, 2020

Catskill, N.Y. – July 24, 2020- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the quarter and fiscal year ended June 30, 2020.  Net income for the quarter and fiscal year ended June 30, 2020 was $4.7 million, or $0.55 per basic and diluted share, and $18.7 million, or $2.20 per basic and diluted share, respectively, as compared to $4.2 million, or $0.49 per basic and diluted share, and $17.5 million, or $2.05 per basic and diluted share, for the quarter and year ended June 30, 2019, respectively.  Net income increased $536,000, or 12.9%, when comparing the quarters ended June 30, 2020 and 2019, and increased $1.2 million, or 7.1%, when comparing the years ended June 30, 2020 and 2019.

Total consolidated assets for the Company were $1.7 billion at June 30, 2020, primarily consisting of $610.4 million of total securities available-for-sale and held-to-maturity and $993.5 million of net loans.  Consolidated deposits totaled $1.5 billion at June 30, 2020, consisting of retail, business and municipal banking relationships.  The Bank of Greene County operates 16 full-service banking offices, with operations and lending centers located in the Capital District and Hudson Valley Regions of New York State.

Donald Gibson, President & CEO, stated: “It is my great pleasure to report our 12th consecutive year of record net income for the fiscal year ending June 30, 2020. In addition to record net income, new record highs have been established on our balance sheet for deposits, assets, loans, and capital.  Reflecting on where we are today, in a world of social, political, and economic chaos, I take solace in the fact that we have a strong balance sheet with excess reserves and the ability to generate additional reserves, if required. I would also like to take this opportunity to thank all of our great employees for their heroic efforts and outstanding work over the last several months. COVID-19 may have changed our routine, but it has not changed our bond to our customers and local community. For over 130 years, our employees and their continued dedication have been our greatest asset.”

Over the fiscal year ended June 30, 2020, a novel strain of coronavirus (“COVID-19”) has spread world-wide and the Federal and state governments have been diligently working to contain its spread. The coronavirus pandemic has created much turmoil for many businesses throughout our country and in our financial markets. With much uncertainty regarding the duration of the containment strategies, the overall impact to the Company’s financial position cannot be determined at this time. However, the Company continues to maintain strong asset quality, capital and liquidity.  With the Company’s 12th year of record income for the year ended June 30, 2020 and continued growth in both assets and earnings, management believes that it is well positioned to withstand the financial impact from this health crisis.

The Company’s strength not only lies within its balance sheet, but with its employees.  With a strong management team, we believe we have been able to adapt to the rapidly changing needs of our customers, proactively reaching out to borrowers and providing assistance to both individuals and businesses during this time of great need.   Management is working with borrowers to determine best strategies to help mitigate the impact of the temporary business closures, declines in business, and loss of employment, including payment deferrals, debt consolidations and/or loan restructurings. The Company has instituted a loan deferment program whereby short-term (3-6 months) deferral of principal and/or interest payments has been provided.  As of June 30, 2020, the Bank has received requests to defer payments on 706 loans aggregating $193.5 million.   Based on guidance provided by bank regulators on March 22, 2020 regarding deferrals granted due to COVID-19, the Company has not reported these loans as delinquent at June 30, 2020, and has continued to recognize interest income during the deferral period.  These loans will be closely monitored to determine collectability and accrual and delinquency status will be updated as deemed appropriate.

The Company is also participating in the CARES Act (“the Act”) Paycheck Protection Program (“PPP”), providing loans to local small businesses through the Small Business Administration (“SBA”).  As of June 30, 2020, the Company has processed 1,267 applications for up to $99.8 million of loans under the PPP.  These PPP loans are 100% guaranteed by the SBA and we expect that most of the funds provided will be forgiven based on certain criteria established within the Act.

Depending upon the duration of the COVID-19 pandemic, these strategies may not be sufficient for all borrowers impacted and may ultimately result in losses to the Company.  As discussed under Asset Quality and Loan Loss Provision below, the Company has increased its allowance for loan losses during the year ended June 30, 2020 and believes that total reserves are adequate.

The Federal Reserve Board has taken a number of measures in an attempt to mitigate the impact of the coronavirus on the economy.  In addition to providing guidance to financial institutions that are working with borrowers affected by the coronavirus, the Federal Reserve Board decreased the Federal Funds benchmark rate by 100 basis points to 0.00%-.0.25%, in mid-March 2020.  Although the impact to the Company from this rate decrease is limited for the year ended June 30, 2020, it is anticipated that it will have a negative impact on the Company’s interest rate spread and margin during fiscal 2021.

             Selected highlights for the quarter and fiscal year ended June 30, 2020 are as follows:

Net Interest Income and Margin
•
Net interest income increased $2.0 million to $12.3 million for the three months ended June 30, 2020 from $10.3 million for the three months ended June 30, 2019. Net interest income increased $4.8 million to $44.8 million for the year ended June 30, 2020 from $40.0 million for the year ended June 30, 2019.  These increases in net interest income were primarily the result of the growth in the average balance of interest-earning assets, which increased $386.2 million and $270.2 million when comparing the three months and years ended June 30, 2020 and 2019, respectively, offset by decreases in interest rates on interest-earning assets, which decreased 48 basis points and 25 basis points when comparing the three months and years ended June 30, 2020 and 2019, respectively.  Decreases in yields on interest-earning assets resulted from five interest rate decreases by the Federal Reserve Board during the twelve months ended June 30, 2020, and were also impacted by the origination of  $99.8 million of PPP loans at a rate of 1.0%. Cost of interest-bearing liabilities decreased 21 basis points when comparing the three months ended June 30, 2020 and 2019, respectively, as a result of the decreases in market interest rates.  Cost of interest-bearing liabilities increased five basis points when comparing the years ended June 30, 2020 and 2019, respectively, and is the result of growth in balances of NOW deposits.

•
Net interest rate spread and margin both decreased when comparing the three and twelve months ended June 30, 2020.  Net interest rate spread decreased 27 basis points to 2.94% for the three months ended June 30, 2020 compared to 3.21% for the three months ended June 30, 2019. Net interest spread decreased 30 basis points to 2.98% for the year ended June 30, 2020 compared to 3.28% for the year ended June 30, 2019.  Net interest margin decreased 32 basis points to 3.02% for the three months ended June 30, 2020 compared to 3.34% for the three months ended June 30, 2019.  Net interest margin decreased 30 basis points to 3.09% for the year ended June 30, 2020 compared to 3.39%, for the year ended June 30, 2019.  Decreases in net interest spread and margin resulted primarily from lower yields on loans, partially offset by growth in average loan and securities balances.  Also offsetting lower net interest spread and margin were yield maintenance payments received when various agency mortgage-backed securities prepaid in advance of maturity.  Yield maintenance payments amounted to $891,000 and $44,000 for the three months ended June 30, 2020 and 2019, respectively and amounted to $1.3 million and $144,000 for the years ended June 30, 2020 and 2019, respectively.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to Federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.19% and 3.51% for the three months ended June 30, 2020 and 2019, respectively. Tax equivalent net interest margin was 3.26% and 3.56% for the years ended June 30, 2020 and 2019, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $1.2 million and $601,000 for the three months ended June 30, 2020 and 2019, respectively, and amounted to $3.9 million and $1.7 million for the years ended June 30, 2020 and 2019, respectively. These increases were due to the impact of the COVID-19 pandemic as well as growth in gross loans and an increase in loans adversely classified.  As a result of the COVID-19 pandemic, the Company increased the provision for loan loss by $750,000 and $1.3 million for the three months and year ended June 30, 2020.  Loans classified as substandard or special mention totaled $32.8 million at June 30, 2020 compared to $17.1 million at June 30, 2019, an increase of $15.7 million.  During the year ended June 30, 2020 the Company downgraded a construction loan to special mention as a result of project cost overruns and several delinquent payments. Several other commercial real estate and commercial loan relationships have been downgraded to special mention during the three and twelve months ended June 30, 2020 due to a deterioration in borrower cash flows.  At June 30, 2020, these loans were all performing.  Management continues to monitor these loan relationships closely.  Reserves on these loans totaled $2.4 million at June 30, 2020 compared to $1.5 million at June 30, 2019, an increase of $922,000.  No loans were classified as doubtful or loss at June 30, 2020 or 2019. Allowance for loan losses to total loans receivable was 1.62% at June 30, 2020, and 1.65% at June 30, 2019.  The decrease in the allowance for loan losses to total loans receivable is due to the origination of $99.8 million in SBA PPP loans which are 100% guaranteed by the SBA with no allowance allocated to these loans.

•
Net charge-offs for the three months ended June 30, 2020 totaled $53,000 compared to $246,000 for the three months ended June 30, 2019.  Net charge-offs totaled $714,000 and $483,000 for the years ended June 30, 2020 and 2019, respectively.  The increase in charge-off activity for the year was primarily within the commercial loan and consumer loan portfolios.  The increase in the consumer loan portfolio is the result of an increase in charge-offs related to the deposit overdraft protection program, and is due to the significant growth in the number of checking accounts with overdraft protection as well as a recent increase in the amount of protection provided per account.

•
Nonperforming loans amounted to $4.1 million and $3.6 million at June 30, 2020 and June 30, 2019, respectively. At June 30, 2020 and June 30, 2019, respectively, nonperforming assets were 0.24% and 0.29% of total assets, and nonperforming loans were 0.41% and 0.46% of net loans.

Noninterest Income and Noninterest Expense
•
Noninterest income decreased $216,000, or 10.0%, to $1.9 million for the three months ended June 30, 2020 as compared to $2.2 million for the three months ended June 30, 2019.  Noninterest income increased $289,000, or 3.5%, to $8.7 million for the year ended June 30, 2020 as compared to $8.4 million for the year ended June 30, 2019. The decrease in noninterest income for the three months ended June 30, 2020 was primarily the result of lower service charges on deposits accounts due to both lower usage and fee waivers to support customers impacted by COVID-19 during the period. The increase in noninterest income for the fiscal year ended June 30, 2020 is primarily due to increases in debit card fees resulting from an increase in volume of transactions and other operating income resulting from a commercial loan prepayment penalty of $131,000.

•
Noninterest expense increased $655,000, or 9.4%, to $7.6 million for the three months ended June 30, 2020 as compared to $7.0 million for the three months ended June 30, 2019. Noninterest expense increased $2.1 million, or 8.4%, to $27.8 million for the year ended June 30, 2020 as compared to $25.7 million for the year ended June 30, 2019. The increases during the three and twelve months ended June 30, 2020 were primarily due to an increase in salaries and employee benefits expenses resulting from additional staffing for a new branch located in Kinderhook-Valatie, New York, which opened in July 2019, as well as staffing for a new branch located at Wolf Road, Albany, New York, which is scheduled to open in the first quarter of fiscal 2021. To support the Company’s growth, new positions were added to our lending center, customer service center, investment center, and business development team. This increase was partially offset by a decrease in FDIC insurance premiums.  In January 2019, the FDIC provided notification to the Company that a credit in the amount of $177,000 was calculated for Bank of Greene County, and a credit in the amount of $91,000 was calculated for Greene County Commercial Bank, based on a change in assessments under FDIC regulations resulting from the Deposit Insurance Fund Reserve Ratio reaching 1.36%.  The Company received credits of $268,000 during the year ended June 30, 2020.  This credit was applied against FDIC insurance premiums expense. No credits remain at June 30, 2020.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 12.1% and 13.9% for the three months and year ended June 30, 2020, respectively, compared to 15.0% and 16.9% for the three months and year ended June 30, 2019.   The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•	Total assets of the Company were $1.7 billion at June 30, 2020 as compared to $1.3 million at June 30, 2019, an increase of $407.3 million, or 32.1%.
•
Securities available-for-sale and held-to-maturity increased $183.4 million, or 43.0%, to $610.4 million at June 30, 2020 as compared to $426.9 million at June 30, 2019.  Securities purchases totaled $391.5 million during the year ended June 30, 2020 and consisted of $283.0 million of state and political subdivision securities, $100.6 million of mortgage backed securities, $3.8 million of other securities, and $4.1 million of corporate debt securities. Principal pay-downs and maturities during the year amounted to $208.1 million, of which $48.1 million consisted of mortgage-backed securities, $144.4 million consisted of state and political subdivision securities, $12.3 million consisted of US government agency securities, and $3.3 million were other securities.

•
Net loans receivable increased $207.8 million, or 26.4%, to $993.5 million at June 30, 2020 from $785.7 million at June 30, 2019.  The loan growth experienced during the year consisted primarily of $51.7 million in commercial real estate loans, $109.6 million in commercial loans of which $99.8 million consists of SBA PPP loans, $4.4 million of residential construction and land, $38.6 million of commercial construction and $11.5 million in residential real estate loans, partially offset by a $1.1 million decrease in home equity loans, as well as an increase of $3.2 million in allowance for loan losses and an increase of $3.6 million in net deferred fees. The increases in the allowance for loan losses is partially due to a $1.3 million increase in provision related to the impact of COVID-19.  The increase in net deferred fees is the result of fees totaling $3.9 million received from the origination of the SBA PPP loans.  We believe that the continued low interest rate environment and strong customer satisfaction from personal service continued to enhance loan growth.

•
Total deposits increased to $1.5 billion at June 30, 2020 from $1.1 billion at June 30, 2019, an increase of $380.5 million, or 34.0%. This increase was primarily from continued growth in new account relationships among all of our lines of business including retail, business and municipal banking. A portion of the increase in deposits is also due to the funding of PPP loans and economic stimulus payments received by individual customers. NOW deposits increased $305.0 million, or 47.1%, and noninterest-bearing deposits increased $30.7 million, or 28.6%, money market deposits increased $19.1 million, or 16.6%, and savings deposits increased $26.7 million, or 12.4%, when comparing June 30, 2020 and 2019. These increases were partially offset by a slight decrease in certificates of deposit of $917,000, or 2.5%, when comparing June 30, 2020 and 2019.

•
Borrowings for the Company amounted to $25.5 million at June 30, 2020.  Long term borrowings with the Federal Home Loan Bank of New York (“FHLB”) totaled $7.6 million at June 30, 2020, compared to $13.6 million at June 30, 2019. There were no overnight borrowings with the FHLB outstanding at June 30, 2020.  There were $8.0 million of overnight borrowings with the FHLB outstanding at June 30, 2019.  The Company also had $7.0 million of short-term borrowings with Atlantic Central Bankers Bank (“ACBB”) at June 30, 2020.  Effective April 9, 2020, the FRB instituted a program, the Paycheck Protection Plan Lending Facility (“PPPLF”) to provide banks additional funding for liquidity whereby the PPP loans are pledged as collateral.  The PPPLF can provide additional liquidity up to the principal balance of PPP loans on the Company’s balance sheet.  As of June 30, 2020, the Company had $10.9 million of PPLF borrowings outstanding.

•
Shareholders’ equity increased to $128.8 million at June 30, 2020 from $112.4 million at June 30, 2019, resulting primarily from net income of $18.7 million partially offset by dividends declared and paid of $2.2 million and repurchase of stock of $631,000.  On September 17, 2019, the Board of Directors of the Company adopted a stock repurchase program.  Under the repurchase program, the Company may repurchase up to 200,000 shares of its common stock.  Repurchases are made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. As of June 30, 2020, the Company had repurchased a total of 24,400 shares of the 200,000 shares authorized by the repurchase program.  The Company did not repurchase any shares during the three months ended June 30, 2020.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley and Capital District in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes related to the COVID-19 pandemic, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
	At or for the Three Months		At or for the Years
	Ended June 30,		Ended June 30,
Dollars in thousands, except share and per share data	2020	2019	2020	2019
Interest income	$14,072	$12,197	$53,314	$46,308
Interest expense	1,791	1,875	8,481	6,308
Net interest income	12,281	10,322	44,833	40,000
Provision for loan losses	1,239	601	3,905	1,659
Noninterest income	1,942	2,158	8,650	8,361
Noninterest expense	7,637	6,982	27,822	25,676
Income before taxes	5,347	4,897	21,756	21,026
Tax provision	647	733	3,029	3,542
Net Income	$4,700	$4,164	$18,727	$17,484

Basic EPS	$0.55	$0.49	$2.20	$2.05
Weighted average shares outstanding	8,513,414	8,537,814	8,529,927	8,537,814
Diluted EPS	$0.55	$0.49	$2.20	$2.05
Weighted average diluted shares outstanding	8,513,414	8,537,814	8,529,927	8,537,814
Dividends declared per share [4]	$0.11	$0.10	$0.44	$0.40

Selected Financial Ratios
Return on average assets[1]	1.14%	1.33%	1.27%	1.46%
Return on average equity[1]	14.88%	15.11%	15.56%	16.83%
Net interest rate spread[1]	2.94%	3.21%	2.98%	3.28%
Net interest margin[1]	3.02%	3.34%	3.09%	3.39%
Fully taxable-equivalent net interest margin[2]	3.19%	3.51%	3.26%	3.56%
Efficiency ratio[3]	53.69%	55.95%	52.02%	53.09%
Non-performing assets to total assets			0.24%	0.29%
Non-performing loans to net loans			0.41%	0.46%
Allowance for loan losses to non-performing loans			402.04%	362.84%
Allowance for loan losses to total loans			1.62%	1.65%
Shareholders’ equity to total assets			7.68%	8.85%
Dividend payout ratio[4]			20.00%	19.51%
Actual dividends paid to net income[5]			11.95%	11.65%
Book value per share			$15.13	$13.16

[1]	Ratios are annualized when necessary.
[2]
Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was 21% for federal income taxes and 3.32% for New York State income taxes for the periods ended June 30, 2020 and 2019. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margin.

Non-GAAP reconciliation – Fully taxable equivalent net interest margin

	For the three months ended June 30,		For the years ended June 30,
(Dollars in thousands)	2020	2019	2020	2019
Net interest income (GAAP)	$12,281	$10,322	$44,833	$40,000
Tax-equivalent adjustment	690	547	2,510	1,999
Net interest income (fully taxable-equivalent basis)	$12,971	$10,869	$47,343	$41,999

Average interest-earning assets	$1,624,035	$1,237,878	$1,450,398	$1,180,201
Net interest margin (fully taxable-equivalent basis)	3.19%	3.51%	3.26%	3.56%

[3]	The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
[4]
The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.

[5]
Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the three months ended June 30, 2020, March 31, 2020, September 30, 2019, June 30, 2019, March 31, 2019, and December 31, 2018.  Dividends declared during the three months ended December 31, 2019 and the three months ended September 30, 2018 were paid to the MHC.  The MHC’s ability to waive the receipt of dividends is dependent upon annual approval of its members as well as receiving the non-objection of the Federal Reserve Board.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	As of June 30, 2020	As of June 30, 2019
(Dollars In thousands)
Assets
Total cash and cash equivalents	$40,463	$29,538
Long term certificate of deposit	4,070	2,875
Securities- available for sale, at fair value	226,709	122,728
Securities- held to maturity, at amortized cost	383,657	304,208
Equity Securities, at fair value	267	253
Federal Home Loan Bank stock, at cost	1,226	1,759

Gross loans receivable	1,012,660	798,105
Less: Allowance for loan losses	(16,391)	(13,200)
Unearned origination fees and costs, net	(2,747)	833
Net loans receivable	993,522	785,738

Premises and equipment	13,658	13,255
Accrued interest receivable	8,207	5,853
Foreclosed real estate	-	53
Prepaid expenses and other assets	5,024	3,202
Total assets	$1,676,803	$1,269,462

Liabilities and shareholders’ equity
Noninterest bearing deposits	$138,187	$107,469
Interest bearing deposits	1,362,888	1,013,100
Total deposits	1,501,075	1,120,569

Borrowings	25,484	21,600
Accrued expenses and other liabilities	21,439	14,924
Total liabilities	1,547,998	1,157,093
Total shareholders’ equity	128,805	112,369
Total liabilities and shareholders’ equity	$1,676,803	$1,269,462
Common shares outstanding	8,513,414	8,537,814
Treasury shares	97,926	73,526

The above information is preliminary and based on the Company’s data available at the time of presentation.